Exhibit (a)(2)

AMENDED AND RESTATED

CERTIFICATE OF FORMATION OF

DESTINY ALTERNATIVE FUND I LLC

This Amended and Restated Certificate of Formation of Destiny Alternative Fund I LLC (the "LLC"), dated June 21, 2022, has been duly executed and is being filed by Chad Eisenberg, as Chief Operating Officer in accordance with the provisions of 6 Del.C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on August 14, 2020 with the Secretary of State of the State of Delaware (the "Certificate") to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the limited liability company formed hereby is Destiny Alternative Fund LLC.

SECOND. The address of the registered office and for service of process of the LLC in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801.

THIRD. The name of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company.

FOURTH: The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the Company.

FIFTH: The term of the Company is perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.